Exhibit 5.2



                                                 January 25, 1999

Ira M. Dansky, Esquire
Jones Apparel Group, Inc.
1411 Broadway
New York, NY 10018

     Re:  Jones Apparel Group, Inc.,
          Jones Apparel Group Holdings, Inc., and
          Jones Apparel Group USA, Inc.
          Registration Statement on Form S-4

Dear Mr. Dansky:

          As special counsel to Jones Apparel Group,
Inc., a Pennsylvania corporation (the "Company"), Jones Apparel Group Holdings, Inc., a Delaware corporation, and Jones Apparel Group USA, Inc., a Pennsylvania corporation (collectively, the "Jones Companies"), we have been requested to render this opinion in connection with the Jones Companies' Registration Statement on Form S-4 (the "Registration Statement"), Amendment No. 1 to which is being filed with the Securities and Exchange Commission (the "SEC") on January 25, 1999, under the Securities Act of 1933.

          The Registration Statement relates to the proposed offer to exchange (the "Exchange Offer") up to $265,000,000 aggregate principal amount of new 6.25% Senior Notes due 2001 (the "Exchange Notes"), which will be freely transferable, for any and all outstanding 6.25% Senior Notes due 2001 issued in a private offering by the Company on October 2, 1998 (the "Restricted Notes"), which have certain transfer restrictions.

          For purposes of this opinion we have examined the Registration Statement; the Consent of the Board of Directors of the Company dated September 28, 1998; the Indenture dated October 2, 1998, by and between the Company and The Chase Manhattan Bank, as trustee (the "Trustee"); the Agreement and Plan of Reorganization dated as of January 1, 1999 by and among the Jones Companies; the Supplemental Indenture dated as of January 1, 1999 among each of the Jones Companies and the Trustee; the Consent of the Board of Directors of the Company dated December 17, 1998, and the Consents of the Sole Initial Director of each of the other Jones Companies each dated December 2, 1998; the Certificate of Ira M. Dansky, Esquire, General Counsel of the Company, dated January 25, 1999; and such other documents as we deem necessary for the purpose of rendering this opinion. With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us an originals and the conformity to originals of all documents submitted to us as certified or reproduced copies.

          As special counsel to the Jones Companies, we are not necessarily familiar with all of the Jones Companies' affairs. As a further basis for this opinion, we have made such inquiry of the Jones Companies as we have deemed necessary or appropriate for the purpose of rendering this opinion.


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     Based on the foregoing, we are of the opinion that:

     1. The Supplemental Indenture has been duly authorized, executed and delivered by each of the Jones Companies and, assuming the due authorization, execution and delivery thereof by the Trustee, the Indenture constitutes the legal, valid and binding obligation of each of the Jones Companies enforceable against it in accordance with its terms.

     2. The Exchange Notes have been duly authorized and when executed and authenticated in accordance with the provisions of the Indenture and the Exchange Offer, will constitute valid and binding obligations of each of the Jones Companies enforceable in accordance with their terms, and will be entitled to the benefits of the Indenture. In expressing the opinion set forth in this letter, we have assumed that the form of the Exchange Notes will conform to that included in the Indenture.

          Our opinion set forth in this letter are subject to the effect of (i) bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance or other similar laws relating to or affecting the rights of creditors generally, and (ii) limitations imposed by general principles of equity, regardless of whether the relevant matter is considered in proceedings at law or in equity, including with respect to certain covenants and provisions of the Indenture, where the Trustee's enforcement of such covenants or provisions under the circumstances or, in the specified manner, would violate a creditor's or secured party's implied covenant of good faith and fair dealing or would be commercially unreasonable. Enforceability of the Indenture may also be limited to the extent that remedies are sought for a breach that a court concludes is immaterial or does not affect the Trustee.

          We are members of the Bar of the Commonwealth of Pennsylvania and do not hold ourselves out as being experts on laws other than the laws of the United States of America, the laws of the Commonwealth of Pennsylvania, and the corporate law of the State of Delaware.

     This opinion is given as of the date hereof and is limited to the facts, circumstances and matters set forth herein and to laws currently in effect. No opinion may be inferred or is implied beyond matters expressly set forth herein, and we do not undertake and assume no obligation to update or supplement this opinion to reflect any facts or


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circumstances which may hereinafter come to our attention or any change in law which may hereafter occur.

     This opinion is furnished for your benefit and the benefit of the holders of the Restricted Notes referred to in the Registration Statement and may not be used or relied upon by any other person or entity or in connection with any other transaction without our prior written consent.

     We hereby consent to the reference to this Firm under the heading "Legal Matters" in the Registration Statement and in the related Prospectus and to the filing of this opinion as an Exhibit to the Registration Statement.

                                 Sincerely,



                                 /s/ Mesirov Gelman Jaffe
                                     Cramer & Jamieson LLP